Exhibit 10.2

Addendum to

Promissory Note for Callable and Convertible Preferred Shares

Secured by Ownership Rights in Tooling Mold

On May 23, 2011, ATVRockN, a Nevada corporation (the “Payor”) and Dan Berger, an individual and resident of Tennessee (the “Payee”) entered into a $25,000 “Promissory Note for Callable and Convertible Preferred Shares Secured by Ownership Rights in Tooling Mold,” herein referred to as the “Parties.”

Both Parties have agreed that it is in their best interests to clarify the original Agreement by removing and replacing the following items in the Agreement:

1 The prepayment penalty of $5,000 at the maturity date of May 23, 2012 and May 23, 2012 has been removed in its entirety.

2. ATVRockN can buyback the 25,000 Series B preferred shares and security interest in the tooling mold at any time for $25,000, plus any unpaid interest at the time the buyback takes place.

3. May 23, 2013, not May 23, 2012 is the “Maturity Date” of this Note.

4. Failure to pay the Note in full by May 23, 2013, along with quarterly interest payments of $1,250 per quarter, will result in a one-time penalty of $5,000 and the transfer of ownership of the tooling mold owned by ATVRockN to Dan Berger.

This addendum, executed on April 13, 2012, only modifies the terms listed above, it does not modify any of the other terms.

ATVRockN

Payor

/s/ J. Chad Guidry

J. Chad Guidry

President

Dan Berger

Payee

/s/ Dan Berger

Dan Berger